UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

July 28, 2011

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-51860	20-0378980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1400, Los Angeles, California 90024

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On July 28, 2011, PRIP Coursey, LLC, a Delaware limited liability company (“PRIP Coursey”) and a subsidiary of Paladin Realty Income Properties, Inc. (the “Company”), acquired an interest in Evergreen at Coursey Place Sole Member, LLC (the “Joint Venture”), the limited liability company that indirectly owns Evergreen at Coursey Place Apartments (“Coursey Place”), located at 13675 Coursey Boulevard, Baton Rouge, LA 70817. The Joint Venture was formerly controlled by Charles M. Thompson, who is the managing principal and majority owner of national apartment investor Evergreen Residential. Neither Mr. Thompson nor Evergreen Residential is affiliated with the Company or its affiliates.

Since 2008, Coursey Place has been owned by a wholly-owned subsidiary of the Joint Venture. Pursuant to a contribution agreement dated July 28, 2011 among PRIP Coursey, Charles M. Thompson and the Joint Venture and an amended and restated operating agreement for the Joint Venture (the “Operating Agreement”) dated July 28, 2011 between PRIP Coursey and ERES Coursey LLC (“ERES Coursey”), PRIP Coursey contributed $5,000,000 in cash to acquire a 51.7% interest in the Joint Venture. ERES Coursey holds a 48.3% interest in the Joint Venture, which is comprised of a Class A equity interest based on $1,686,048 in cash contributed to the Joint Venture prior to the closing (the “Class A Equity”) and a Class B equity interest based on an estimated unrealized gain of $2,979,255 in Coursey Place (the “Class B Equity”). The Company’s equity and the Class A Equity together form a senior equity tranche (the “Senior Equity”) in the Joint Venture. In connection with the acquisition by PRIP Coursey, the Joint Venture also obtained $28,500,000 from a first mortgage loan, which is more fully described below under Item 2.03 of this Current Report on Form 8-K.

The Operating Agreement provides that the Company will receive a priority preferred return of 10.0% annually from operating cash flow, based on its contribution (i.e. the first $500,000 of distributable cash flow each year), before distributions are made to ERES Coursey. Thereafter, ERES Coursey will be paid distributions from annual operating cash flow until it has received a 10.0% return on its aggregate capital account, which is equal to the sum of the Class A and Class B Equity. Remaining distributions from annual operating cash flow will be split in proportion to each member’s capital contributions.

The Operating Agreement provides for distributions of sale or refinancing proceeds, if any, as follows. First, distributions will first be made, pro rata, as a return of the Senior Equity. Second, proceeds will be distributed until each member achieves a 15% internal rate of return (“IRR”), pro rata, on the Senior Equity. Third, proceeds will be distributed to the Senior Equity to satisfy the yield maintenance amount, which is a fixed dollar sum approximately equal to the total amount the Senior Equity holders would have received if these investments remained outstanding for four years. The yield maintenance amount is a diminishing sum reduced by actual distributions of operating cash flow made to the Senior Equity holders. Fourth, distributions will be made to ERES Coursey’s Class B Equity until it has achieved a 15% IRR. Finally, 100% of the remaining proceeds will be distributed 30% to the Company and 70% to ERES Coursey.

Except as otherwise described in the Operating Agreement, all aspects of the business and affairs of the Joint Venture will be managed by the members, and all decisions affecting the business and affairs of the Joint Venture and Coursey Place will be made by the members, with majority voting rights assigned to the Company.

Coursey Place is a Class A rental apartment community with an aggregate of 351,608 rentable square feet in its 352 units and was 93.2% occupied as of June 30, 2011. The Company has obtained a Phase I environmental survey and is satisfied with the environmental status of the property. In the opinion of management, the property is suitable and adequate for its intended purpose and is adequately covered by insurance.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Company’s acquisition of its interest in the Joint Venture, Coursey Place was recapitalized. As part of this recapitalization, a new loan was obtained from the Federal Home Loan Mortgage Corporation through Deutsche Bank Berkshire Mortgage, Inc. in the amount of $28,500,000, as evidenced by a note dated July 28, 2011. The loan bears interest at a fixed rate of 5.07% and matures on August 1, 2021. Payments on the loan are interest only for the first two years with the remaining eight years amortizing on a 30-year schedule. Except if the loan is assigned to a Real Estate Mortgage Investment Conduit, the loan is generally prepayable subject to a prepayment premium based on the remaining amount of the loan and then-current interest rates. In addition, the loan is guaranteed by Charles M. Thompson, but only upon the occurrence of certain limited events.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this Current Report on Form 8-K no later than 71 days after the deadline for filing this Current Report on Form 8-K.

(b) Pro Forma Financial Information

See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: August 3, 2011	By:	/s/ John A. Gerson
John A. Gerson
Chief Financial Officer